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        As filed with the Securities and Exchange Commission on April 16, 1998
                                                     Registration No. 333-_____
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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                               ------------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                                 ---------------------

                               RECYCLING INDUSTRIES, INC.
                 ---------------------------------------------------
                 (Exact name of Registrant specified in its charter)

                Colorado                              84-1103445
     --------------------------------        -------------------------------
     (State or other jurisdiction of         (I.R.S. Employer Identification
      incorporation or organization)          No.)


       9780 S. Meridian Blvd., Suite 180
              Englewood, Colorado                            80112
    -----------------------------------------              ----------
     (Address of Principal Executive Offices)               Zip Code

                              RECYCLING INDUSTRIES, INC.
                             INCENTIVE STOCK OPTION PLAN
                                        and
                          NON-QUALIFIED STOCK OPTION PLAN
                                        and
                        1995 NON-STATUTORY STOCK OPTION PLAN
                                        and
                    1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                                        and
                          1997 EXECUTIVE STOCK OPTION PLAN
                               (Full title of the plan)

                  Thomas J. Wiens, Chairman and Chief Executive Officer
               9780 S. Meridian Blvd., Suite 180, Englewood, CO  80112
               --------------------------------------------------------
                      (Name and address of agent for service)

                                   303-790-7372
                             -------------------------
          (Telephone number, including area code, of agent for service)

                                      Copies to:

                                Gerald Raskin, Esq.
                               John W. Kellogg, Esq.
                Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                           1400 Glenarm Place, Suite 300
                               Denver, Colorado 80202
                                   (303) 571-1400

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                          CALCULATION OF REGISTRATION FEE
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                                          Proposed     Proposed
                                           Maximum     Maximum
         Title of           Amount to be  Offering    Aggregate     Amount of
     Securities to be        Registered     Price      Offering    Registration
        Registered              (1)          per        Price          Fee
                                            Share
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 Common Stock,                200,000        (1)      $ 952,538       $ 281
 $.01 par value
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 Common Stock,                 50,000        (2)      $ 110,373        $ 33
 $.01 par value
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 Common Stock,              2,000,000        (3)    $ 6,818,592     $ 2,011
 $.01 par value
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 Common Stock,                500,000        (4)    $ 2,773,850       $ 818
 $.01 par value
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 Common Stock,              4,000,000        (5)    $10,649,240     $ 3,142
 $.01 par value
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 TOTALS                     6,750,000               $21,194,220     $ 6,285
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(1)  Registration of 200,000 shares of common stock issuable upon the exercise of options granted or available for grant pursuant to the Registrant's Incentive Stock Option Plan as follows: 41,000 shares at an exercise price of $2.50 per share, 6,000 shares at $6.25 per share, 24,000 shares at $2.78125 per share, and 129,000 shares available for grant at a price of $5.7813 (pursuant to Rule 457(c), the average of the high and low price of Recycling Industries, Inc. common stock on Thursday, April 9, 1998).

(2) Registration of 50,000 shares of common stock issuable upon the exercise of options granted pursuant to the Registrant's Non-Qualified Stock Option Plan as follows: 30,500 shares at an exercise price of $2.78125 per share and 19,500 shares at an exercise price of $1.31 per share.

(3) Registration of 2,000,000 shares of common stock issuable upon the exercise of options granted or available for grant pursuant to the Registrant's 1995 Non-Statutory Stock Option Plan as follows: 300,000 shares at an exercise price of $2.87, 700,000 shares at an exercise price of $5.71 per share, 138,000 shares at an exercise price of $2.00 per share, 728,000 shares at an exercise price of $1.31 per share, 10,000 shares at an exercise price of $1.750 per share, and 123,400 shares available for grant at a price of $5.7813 per share (pursuant to Rule 457(c), the average of the high and low price of Recycling Industries, Inc. common stock on Thursday, April 9,
     1998).

(4) Registration of 500,000 shares of common stock issuable upon the exercise of options granted or available for grant pursuant to the Registrant's 1995 Non-Employee Director Plan as follows: 15,000 shares at $2.87 per share, 15,000 shares at $6.531 per share, 15,000 shares at $1.625 per share, 5,000 shares at $1.375 per share and 450,000 shares available to grant at $5.7813 per share (pursuant to Rule 457(c), the average of the high and low price of Recycling Industries, Inc. common stock on Thursday, April 9, 1998).

(5) Registration of 4,000,000 shares of common stock issuable upon the exercise of options granted or available for grant pursuant to the Registrant's 1997 Executive Stock Option Plan as follows: 1,810,00 shares

                                      ii

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     at $1.25 per share, 1,100,000 shares at $5.71 per share, 254,321 shares at
     $2.43 per share, 293,000 shares at $2.00 per share, 500,000 shares at $1.31 per share and 42,679 shares available for grant at $5.7813 per share (pursuant to Rule 457(c), the average of the high and low price of Recycling Industries, Inc. common stock on Thursday, April 9, 1998).

PART I
                      INFORMATION REQUIRED IN THE SECTION 10(a)
                                      PROSPECTUS


Item 1.   PLAN INFORMATION.

     Recycling Industries, Inc. (the "Registrant") will provide to the option holders (the "Recipients") the documents which contain information related to the plans which provide for their options and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement and Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance by Rule 428(b)(1) under the Securities Act.

Item 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The Registrant will provide to the Recipients a written statement advising them of the availability without charge, upon written or oral notice, of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address and telephone number to which their requests should be directed.

                                      I-1

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                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

     (1) Registrant's Annual Report on Form 10-K/A for the year ended September 30, 1997;

     (2) Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 1997;

     (3)  Registrant's current report on Form 8-K filed December 22, 1997;

     (4)  Registrant's current report on Form 8-K filed December 24, 1997;

     (5)  Registrant's current report on Form 8-K filed December 31, 1997;

     (6)  Registrant's current report on Form 8-K/A filed February 11, 1998; and

     (7) The description of the common stock contained in the Registrant's Registration Statement on Form 8-A, as filed with the Commission on June 28, 1995.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES

     Not Applicable.


Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

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Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Colorado Business Corporation Act (the "CBCA") authorizes the indemnification of and advancement of expenses to directors, officers, employees, fiduciaries and agents of a Colorado corporation against liabilities which they may incur in such capacities. Article V.B of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify and may advance expenses to its directors to the maximum extent permitted by the CBCA and shall indemnify its officers, employees or agents who are not directors to the maximum extent permitted by the CBCA or to a greater extent as may be consistent with law and provided for by resolution of the Company's shareholders or directors, or in a contract. A summary of the circumstances in which such indemnification is allowable under the CBCA is provided below, but that description is qualified in its entirety by reference to the relevant section of the CBCA.

     In general, the CBCA provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or reasonable expense) incurred in a proceeding and have expenses advances for such a proceeding (including any civil, criminal or investigative proceeding whether threatened, pending or completed) to which the director was made a party because he is or was a director, except that, if the proceeding is brought by or in the right of the Company in which a director is adjudged liable to the Company, or in connection with any proceeding charging improper personal benefit to the director in which the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Indemnity may be provided only if the director's actions resulting in the liability: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in director's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to actions other than those taken in the director's official capacity; and (iv) with respect to any criminal action, the director had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be awarded only after the applicable standard of conduct has been met by the director to be indemnified as determined by (i) a majority vote of directors not party to the proceeding comprising a quorum of the Board of Directors or, if a quorum cannot be obtained, by committee thereof consisting of two or more directors not party to the proceeding; (ii) by independent legal counsel selected by the Board of Directors; or (iii) by the shareholders.

     The CBCA further provides that unless limited by the Company's articles of incorporation,a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Company's Amended and Restated Articles of Incorporation do not limit the foregoing provisions.

     The Company may indemnify or advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     Upon petition by a director or officer, a court may order the Company to indemnify such director or officer against liabilities arising in connection with any proceeding. A court may order the Company to provide such indemnification, whether or not he was entitled to indemnification by the Company. To order indemnification, the court must determine that the director or officer is fairly and reasonably entitled to indemnification in light of the circumstances. With respect to liability incurred by a director or officer, or in any proceeding where liability results on the basis that a personal benefit was received improperly, a court may only require that the director or officer be indemnified as to reasonable expenses incurred.

     The CBCA specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Company's articles of incorporation, bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the CBCA and any limitations upon indemnification set forth in the articles of incorporation.

     The CBCA also grants the power to the Company to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of their status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies have been obtained by the Company.

     Article V.A of the Company's Amended and restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability
(i) resulting from a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of a dividend, a stock repurchase, a distribution of assets to shareholders during liquidation or the making or guaranteeing of a loan to a director, to the extent that any such actions are illegal under the CBCA; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the CBCA.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

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Item 8.   EXHIBITS.

     The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, filed May 3, 1996, as amended, Commission File No. 333-4574)

5.1 Opinion of Counsel and Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC

23.1 Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC - See
     Exhibit 5.1.

23.2 Consent of BDO Seidman, L.L.P.

23.3 Consent of A.J. Robbins, P.C.

24.1 Power of Attorney - Included on Signature Page


Item 9.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     (a) (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial BONA FIDE offering.

     (a) (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) For purposes of determining any liability under the Securities Act, each annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a BONA FIDE offering thereof.

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                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on April 1, 1998.

                                             RECYCLING INDUSTRIES, INC.


                                             By /s/ Thomas J. Wiens
                                                ----------------------
                                                Thomas J. Wiens, Chief
                                                Executive Officer



     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Recycling Industries, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Thomas J. Wiens and Brian L. Klemsz, each with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                            Title                  Date
       ----------                            -----                  ----


/s/ Thomas J. Wiens                Principal Executive Officer   April 1, 1998
----------------------------               Director
Thomas J. Wiens

/s/ Luke F. Botica                        Vice Chairman          April 1, 1998
----------------------------                Director
Luke F. Botica

/s/ Brian L. Klemz                 Principal Financial Officer   April 1, 1998
----------------------------                Director
Brian L. Klemsz

/s/ Jerome B. Misukanis                     Director             April 1, 1998
----------------------------
Jerome B. Misukanis

/s/ Graydon H. Neher                        Director             April 1, 1998
----------------------------
Graydon H. Neher

/s/ Barry L. Plost                          Director             April 1, 1998
----------------------------
Barry L. Plost